
FORM 4

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549
                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                   to Issuer (Check all applicable)
Tondera, Jr.     Steve         E.                HEI, Inc. (HEII)
                                               --------------------------------------------      -----------------------------------

_______________________________________        3. IRS or Social Security  4. Statement for       X   Director              10% Owner
(Last)          (First)    (Middle)               Number of Reporting        Month/Year          ---
                                                  Person (Voluntary)         February 1999            Officer (give   ____ Other
                                                                                                 ---  title below)         (specify
                                                                                                                           below)
4433 Corinth Drive                                                        5. If Amendment,
____________________________________________________                         Date of Original
                      (Street)                                              (Month/Year)

Birmingham    AL                35213
____________________________________________________
(City)      (State)             (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                            (Check Applicable Line)
                                                                                             X   Form filed by One Reporting Person
                                                                                            ---
                                                                                                Form filed by More than One
                                                                                            ---   Reporting Person



-------------------------------------------------------------------------------------------------------------------------------

                                           Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------------------------------------------------------

 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action           or Disposed of (D)         Securities       ship          of In-
                                  Date        Code             (Instr. 3, 4 and 5)        Beneficially     Form:         direct
                                 (Month/      (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           ship
                                                                                          and 4)           (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
*If the form is filed by more than reporting person, see Instruction 4(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                (Print or Type Responses)




                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------


1. Title of    2. Conver-    3. Trans-  4. Transac-    5. Number of     6. Date Exer-     7. Title and Amount of
   Derivative     sion or       action     tion           Derivative       cisable and        Underlying Securities
   Security       Exercise      Date       Code           Securities       Expiration         (Instr.3 and 4)
   (Instr. 3)     Price of                 (Instr. 8)     Acquired (A)     Date (Month/
                  Deriva-       (Month/                   or Disposed      Day/Year)
                  tive          Day/                      of (D)
                  Security      Year)                    (Instr. 3,
                                                          4, and 5)

                                                                        -----------------------------------------------------------
                                                                        Date      Expir-
                                                                        Exer-     ation                               Amount or
                                                                        cisable   Date       Title                    Number of
                                                                                                                      Shares

                                        -------------------------
                                        Code    V      (A)   (D)
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option   $5.75         2/19/99     J             10,000           2/19/00  2/19/02  Common Stock        10,000
                                                                                          par value $.05 per
                                                                                          share
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


(TABLE CONTINEU)




1. Title of    8. Price      9. Number      10.  Ownership      11. Nature of
   Derivative     of            of               Form of            Indirect
   Security       Deriva-       Deriva-          Derivative         Beneficial
   (Instr. 3)     tive          tive             Security:          Ownership
                  Security      Securi-          Direct (D)         (Instr. 4)
                  (Instr. 5)    ties Bene        or Indirect
                                ficially         (I)(Instr. 4)
                                Owned at
                                End of
                                Month
                                (Instr. 4)

-------------------------------------------------------------------------------

Stock Option                 10,000         D

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


Explanation of Responses:  Options received as compensation for services performed for Fant Industries Inc.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.


            /s/ Steve E. Tondera, Jr.          March 10, 1999
            -------------------------------   -----------------
            **Signature of Reporting Person          Date


See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.